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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
GENZYME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENZYME CORPORATION One Kendall Square Cambridge, MA 02139 (617) 252-7500

Dear Stockholders:

        We invite you to attend our Annual Meeting of Stockholders to be held on Thursday, May 29, 2003 at State Street Bank, 225 Franklin Street, Boston, Massachusetts.

        The enclosed proxy statement explains the agenda for the meeting and voting information and procedures. It also includes information about our board of directors and senior management. Please read this booklet carefully. Also included with the proxy statement is a copy of the 2002 Annual Report for the series of Genzyme common stock you hold and your proxy card.

        Whether or not you plan to attend the annual meeting, your vote is very important to us. Information about voting procedures can be found in the proxy statement. Please return a signed proxy card or give us instructions by telephone or over the Internet, so that you can be sure your shares will be properly voted.

Sincerely,

Henri A. Termeer
Chairman and
Chief Executive Officer

Notice of Annual Meeting of Stockholders of Genzyme Corporation

Date:	Thursday, May 29, 2003
Time:	2:00 – 4:00 p.m.
Place:	State Street Bank Enterprise Room, 5th floor 225 Franklin Street Boston, Massachusetts
Purpose:
	•	Re-elect three directors.
	•	Amend our 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme General Division common stock covered by the plan by 2,000,000 shares.
	•	Amend our 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Biosurgery Division common stock covered by the plan by 500,000 shares.
	•	Amend our 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock covered by the plan by 250,000 shares.
	•	Consider a stockholder proposal, if properly presented at the annual meeting, that the board of directors establish a stock option expensing policy.
	•	Act on any other matter that may be properly brought before the meeting.
Only stockholders of record at the close of business on March 31, 2003 will be entitled to vote at the meeting.
Your board of directors recommends a vote "in favor of" each of the company proposals and recommends a vote "against" the stockholder proposal.
Proxy Material Mailing Date:
April 23, 2003
By order of the Board of Directors, Peter Wirth, Clerk

GENERAL INFORMATION ABOUT VOTING

Our board of directors is soliciting proxies for the 2003 Annual Meeting of Stockholders. This proxy statement explains the agenda, voting information and procedures. Please read it carefully.

In this proxy statement, references to "the company" or "Genzyme" and, except within the Audit Committee Report and the Compensation Committee Report on Executive Compensation, references to "we", "us", or "our" mean Genzyme Corporation.

Who can vote.    Only stockholders of record of each series of Genzyme common stock at the close of business on March 31, 2003 can vote at the meeting. We currently have three series of common stock, and each is publicly traded on The NASDAQ Stock Market®:

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  Genzyme General Stock;

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  Genzyme Biosurgery Stock; and

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  Genzyme Molecular Oncology Stock.

Genzyme Biosurgery Stock was created on December 18, 2000 when we established the Genzyme Biosurgery Division by combining two of our former divisions, Genzyme Surgical Products and Genzyme Tissue Repair, and simultaneously acquiring Biomatrix, Inc. All information in this proxy statement reflects this change in our capital structure.

Quorum.    In order to hold and complete the business of the annual meeting, we must have a majority in interest of the outstanding shares of all three series of common stock, together as a single class, represented at the meeting.

Shares outstanding and voting power.

	Shares Outstanding March 31, 2003	Number of Votes per Share	Total Voting Shares
Genzyme General Stock	215,373,812	1.00	215,373,812
Genzyme Biosurgery Stock	40,584,676	0.08	3,246,774
Genzyme Molecular Oncology Stock	16,940,769	0.07	1,185,853

Total			219,806,439

The number of votes for each series of common stock was set on January 1, 2003 and is scheduled to be reset every two years in accordance with our charter. The number of votes is based on an average closing stock price for each series of stock over a defined period of time.

How to vote your shares.    There are four ways you can vote your shares:

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  by mail;

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  by telephone;

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  on the Internet; or

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  in person, at the annual meeting.

To vote by mail, simply complete the enclosed proxy card, sign and date it, and return it in the enclosed self-addressed envelope. Instructions for voting by telephone or on the Internet can be found on your proxy card. Our bylaws allow our board of directors to authorize the use of electronic transmissions, such as transmissions over the Internet, to grant a proxy. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

By signing a proxy, you are authorizing us to vote your shares at the meeting in the manner you direct. If you return a signed proxy without specific voting instructions, your shares will be voted in the manner recommended by the board of directors. If any matters come before the meeting that are not described in this proxy statement, the proxies will use their own judgment to determine how to vote your shares.

If your shares are held in a nominee name, you must request a legal proxy from your nominee as proof of ownership in order to vote at the meeting.

How you may revoke your proxy instructions.    You may revoke or amend your proxy before it is voted by writing to us directly, submitting a new proxy with a later date, or by attending the meeting and voting in person.

What if you get more than one proxy card?    This means that you have more than one account at the transfer agent and/or with a nominee. It may also mean that you hold stock in more than one series of our common stock. Your proxy card lists the number of shares you are voting. Please sign and return all proxy cards to be sure that all of your shares are voted.

We recommend you consolidate your holdings under the same name, address and tax identification number as much as possible. This will eliminate some duplication of mailings and costs. Please contact your nominee to consolidate accounts, or our transfer agent, American Stock Transfer and Trust Co., Inc. at (800) 937-5449.

How the shares are counted.    For all of the proposals that are scheduled to be presented at the meeting, the favorable vote of the majority of votes cast at the meeting is required to approve the proposals. Abstentions and broker non-votes are counted for determining a quorum. Abstentions and broker non-votes will not count as votes for or against a matter determined by a majority of votes cast at the meeting. A broker non-vote occurs when a broker returns a proxy but does not have the authority to vote on a particular proposal without a specific instruction from the owner of the shares.

Costs of solicitation.    We are paying Innisfree M&A Incorporated, a proxy solicitation firm, $12,000 plus expenses to help us with the solicitation. Our employees may solicit proxies personally, electronically, by telephone or by mail. We also reimburse, on request, the fees and expenses of brokers and other nominees for sending you the proxy material and sending in your vote.

Results of the voting.    We will announce the results of the voting at the annual meeting. We will also publish the results in our quarterly report on Form 10-Q that we will file with the Securities and Exchange Commission (SEC) in August 2003.

Annual meeting to be broadcast on our web site.    The annual meeting will be broadcast live over the Internet at our corporate web site at: http://www.genzyme.com/corp/investors/inv_home.asp. For more information, and to listen to the meeting, go to the Investors area of the site.

STOCK OWNERSHIP

        This table shows how many shares are held by anyone that owns more than 5% of the outstanding shares of any series of our common stock. The information in this table is as of March 31, 2003 and is based on the most recent SEC filings by these persons or entities as to their ownership of our stock. Unless noted, each stockholder has sole voting and investment power for the shares listed in the table.

	Genzyme General Stock	%	Genzyme Biosurgery Stock	%	Genzyme Molecular Oncology Stock	%
Citigroup, Inc. (1) 399 Park Avenue New York, NY 10043	23,549,658	10.9	1,749,192	4.3	130,182	0.8
Gardner Lewis Asset Management, L.P. (2) 285 Wilmington West Chester Pike Chadds Ford, PA 19317	0	—	2,452,570	6.0	0	—
Wellington Management Company, LLP (3) 75 State Street Boston, MA 02109	28,378,957	13.2	5,667,740	14.0	604,273	3.6

(1)    Citigroup Inc. is a holding company and investment manager and advisor for Citicorp Bank. Citigroup shares voting and dispositive power for all of the shares listed, including with certain of its subsidiaries. No single client of Citigroup or its subsidiaries is known to own more than 5% of the shares listed. Of the shares listed:

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  Salomon Smith Barney Holdings, Inc. (SSB Holdings), a holding company of which Citigroup is the sole stockholder, shares voting and dispositive power for 22,995,924 of the shares of Genzyme General Stock and 1,699,339 of the shares of Genzyme Biosurgery Stock listed;

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  Salomon Brothers Holding Company, Inc. (SBHC), of which SSB Holdings is the sole stockholder, shares voting and dispositive power for 16,252,510 of the shares of Genzyme General Stock listed; and

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  Salomon Smith Barney, Inc., of which SBHC is the sole stockholder, shares voting and dispositive power for 15,700,333 of the shares of Genzyme General Stock listed.

(2)    Gardner Lewis Asset Management, L.P. (GL) is a registered investment advisor. No single client is known to own more than 5% of the shares listed. GL has sole power to dispose or to direct the disposition of all of the shares of Genzyme Biosurgery Stock and has the sole power to vote or to direct the vote with respect to 2,366,726 shares of Genzyme Biosurgery Stock.

(3)    Wellington Management Company, L.L.P. is a holding company and registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington Management. No single client is known to own more than 5% of the shares listed. Wellington Management has the power to dispose or to direct the disposition of all of the shares of Genzyme General Stock and Genzyme Biosurgery Stock, and has shared power to vote or to direct the vote with respect to 16,932,472 shares of Genzyme General Stock and 4,720,802 shares of Genzyme Biosurgery Stock.

        The next table shows how much of the outstanding shares of each series of our common stock is held by the executive officers listed in the compensation table on page 14, our directors, and all of our current executive officers and directors together. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. The information in this table is as of March 31, 2003.

	Number of Shares Beneficially Owned (1) (* indicates less than 1%)
	Genzyme General Stock	%	Genzyme Biosurgery Stock	%	Genzyme Molecular Oncology Stock	%
Henri A. Termeer (2)	2,795,933	1.3	668,433	1.6	285,578	1.7
Earl M. Collier, Jr.	293,334	*	269,256	*	58,344	*
Alan E. Smith	534,332	*	58,474	*	78,785	*
G. Jan van Heek (3)	500,024	*	67,186	*	71,438	*
Peter Wirth	511,950	*	93,406	*	120,034	*
Constantine E. Anagnostopoulos (4)	77,100	*	33,218	*	22,916	*
Douglas A. Berthiaume (5)	110,200	*	47,069	*	21,214	*
Henry E. Blair	72,700	*	27,594	*	33,213	*
Robert J. Carpenter (6)	279,372	*	38,901	*	23,854	*
Charles L. Cooney (7)	47,736	*	37,359	*	24,143	*
Victor J. Dzau	18,000	*	10,000	*	10,000	*
Sen. Connie Mack III (8)	20,000	*	10,000	*	10,000	*
All current officers and directors as a group (15 people)	5,739,037	2.7	1,472,610	3.6	864,791	5.1

(1)    The shares listed include the following stock options exercisable within 60 days after March 31, 2003:

	Genzyme General Stock Options	Genzyme Biosurgery Stock Options	Genzyme Molecular Oncology Stock Options
Henri A. Termeer	2,210,530	278,630	261,099
Earl M. Collier, Jr.	292,499	251,182	57,261
Alan E. Smith	473,978	55,790	78,758
G. Jan van Heek	492,441	60,844	69,374
Peter Wirth	471,691	60,587	119,857
Constantine E. Anagnostopoulos	56,000	31,724	22,700
Douglas A. Berthiaume	49,200	23,394	20,512
Henry E. Blair	49,200	23,394	20,512
Robert J. Carpenter	140,790	31,721	22,700
Charles L. Cooney	34,500	31,724	22,700
Victor J. Dzau	18,000	10,000	10,000
Sen. Connie Mack III	18,000	10,000	10,000
All current officers and directors as a group (15 people)	4,765,916	975,228	820,283

The amounts listed in this footnote include options to purchase 29,084 shares of Genzyme General Stock for Mr. Termeer and options to purchase 71,990 shares of Genzyme General Stock for Mr. Carpenter that we assumed when we acquired GelTex Pharmaceuticals, Inc. in December 2000. Messrs. Termeer and Carpenter were members of the GelTex board of directors and received stock options in their capacity as directors. The options were fully exercisable at the time of the acquisition. The amounts listed in this footnote for Mr. van Heek, and for all current officers and directors as a group, include options to purchase 163,942 shares of Genzyme General Stock, 9,703 shares of Genzyme Biosurgery Stock and 14,306 shares of Genzyme Molecular Oncology Stock held by Mr. van Heek's wife. Mr. van Heek disclaims beneficial ownership of shares held by his wife.

(2)    The stock beneficially owned by Mr. Termeer includes:

	Genzyme General Stock	Genzyme Biosurgery Stock	Genzyme Molecular Oncology Stock
• shares held by his wife	2,246	2,434	120
• shares held in trusts	1,000	2,899	2,019

The shares held in trusts are for the benefit of Mr. Termeer's children. Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trusts.

(3)    Mr. van Heek's wife owns 3,159 shares of Genzyme General Stock, 558 shares of Genzyme Biosurgery Stock and 42 shares of Genzyme Molecular Oncology Stock. Mr. van Heek disclaims beneficial ownership of all shares held by his wife.

(4)    Dr. Anagnostopoulos' wife owns 100 shares of Genzyme General Stock. Dr. Anagnostopoulos disclaims beneficial ownership of all shares held by his wife.

(5)    Mr. Berthiaume's wife owns 4,000 shares of Genzyme General Stock, 740 shares of Genzyme Biosurgery Stock and 216 shares of Genzyme Molecular Oncology Stock. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(6)    Mr. Carpenter's wife owns 10,436 shares of Genzyme General Stock, 52 shares of Genzyme Biosurgery Stock and 41 shares of Genzyme Molecular Oncology Stock. Mr. Carpenter disclaims beneficial ownership of all shares held by his wife.

(7)    The stock beneficially owned by Dr. Cooney includes:

	Genzyme General Stock	Genzyme Biosurgery Stock	Genzyme Molecular Oncology Stock
• held jointly with his wife	10,302	5,584	1,397
• held by his wife	240	14	12
• held by his son	2,694	37	34

Dr. Cooney disclaims beneficial ownership of all shares held individually by his wife and by his son.

(8)    The stock beneficially owned by Senator Mack includes 2,000 shares of Genzyme General stock held in a trust for the benefit of his wife.

ELECTION OF DIRECTORS

        We currently have eight directors. Our charter divides the board of directors into three classes, with each class being as equal in size as possible. Each class of directors is elected for a three-year term.

        Three directors have been nominated by our nominating and corporate governance committee for re-election to a term of office expiring in 2006: Victor J. Dzau, Senator Connie Mack III and Henri A. Termeer. Each of the nominees has agreed to serve as a director if he is elected. If for some reason a nominee is unable to serve, the nominating and corporate governance committee will propose a substitute nominee and the proxies will vote to approve the election of the substitute nominee. The following biographies give you information about each nominee followed by biographies of the directors who are continuing in office.

Victor J. Dzau, M.D., director since 2000

        Dr. Dzau, 57, is the Hersey Professor of the Theory and Practice of Medicine at the Harvard Medical School and Chairman of the Department of Medicine, Physician in Chief and Director of Research at Brigham and Women's Hospital in Boston, Massachusetts. Prior to this, Dr. Dzau was the Arthur L. Bloomfield Professor and Chairman of the Department of Medicine at Stanford University in Stanford, California. Dr. Dzau also serves as a director of Corgentech, Inc. and serves on the board of trustees of Partners Healthcare System and Brigham and Women's Hospital.

Senator Connie Mack III, director since 2001

        Senator Mack, 62, served as a United States Senator from the state of Florida from January 1989 until January 2001. He is currently a senior policy advisor to Shaw Pittman, a Washington, D.C. law firm and is also an advisory board member to Household International, Inc., a consumer financial services company. Senator Mack is also a director of Mutual of America, Darden Restaurants, EXACT Sciences Corporation, Moody's Corp. and LNR Properties.

Henri A. Termeer, director since 1983

        Mr. Termeer, 57, has served as our President and a director since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. Mr. Termeer is a director of AutoImmune Inc.; he is not, however, standing for reelection to the AutoImmune board of directors in May 2003. Mr. Termeer is a director of ABIOMED, Inc., and a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors.

DIRECTORS CONTINUING IN OFFICE

        The following directors were elected at our 2001 annual meeting for terms ending in 2004:

Douglas A. Berthiaume, director since 1988

        Mr. Berthiaume, 54, is Chairman and Chief Executive Officer of Waters Corporation, a high technology manufacturer of high performance liquid chromatography instrumentation and consumables, and thermal analysis and mass spectrometry products used for analysis and purification. From November 1990 to August 1994, he was President of the Waters Division of Millipore Corporation.

Henry E. Blair, director since 1981

        Mr. Blair, 59, is the Chairman, President and Chief Executive Officer of Dyax Corp., which develops and commercializes new products for the pharmaceutical and biopharmaceutical industries. He has served as a director and officer of Dyax since its formation in 1989. Prior to January 1990, Mr. Blair was our Senior Vice President, Scientific Affairs from the time he co-founded Genzyme in 1981. Mr. Blair is a director of Esperion Therapeutics, Inc. and is a member of the board of overseers at Tufts University School of Medicine, the Lahey Hitchcock Clinic and the Center for Blood Research.

        The following directors were elected at our 2002 Annual Meeting for terms ending in 2005:

Constantine E. Anagnostopoulos, director since 1986

        Dr. Anagnostopoulos, 80, is Managing General Partner of Gateway Associates, which is the general partner of Gateway Venture Partners III, L.P., a venture capital partnership. He is a retired corporate officer of Monsanto Company, and is also a director of Dyax Corp. and Deltagen, Inc.

Robert J. Carpenter, director since 1994

        Mr. Carpenter, 58, is Chairman, President and Chief Executive Officer of Peptimmune, Inc., which develops immunotherapies for treating auto-immune and allergy diseases. He is also President of Boston Medical Investors, Inc., a privately held company he formed in 1994 that invests in early stage health care companies. From November 1991 until it was merged with us in December 2000, Mr. Carpenter was Chairman of GelTex Pharmaceuticals, Inc., a pharmaceutical development company which he co-founded in November 1991 and where he served as President and Chief Executive Officer until May 1993. He was President and Chief Executive Officer of VacTex, Inc., a privately held biotechnology company that he co-founded, from November 1995 until its acquisition by Aquila Biopharmaceuticals, Inc. in April 1998. Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Integrated Genetics, Inc., a biotechnology company that merged with us in 1989. Following the merger and until 1991, Mr. Carpenter was our Executive Vice President, and Chief Executive Officer and Chairman of the Board of IG Laboratories, Inc. He is also a director of Cardiac Science, Inc.

Charles L. Cooney, director since 1983

        Dr. Cooney, 58, is a Professor of Chemical and Biochemical Engineering, Faculty Director, Deshpande Center for Technological Innovation and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology. Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of CUNO, Inc., a high technology manufacturer of filtration products for separation, clarification and purification of liquids and gases. He is also a principal of BioInformation Associates, Inc., a consulting company.

DIRECTOR COMPENSATION

        Employee directors do not receive any additional compensation for their service on the board of directors. Non-employee directors receive the following:

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  quarterly retainer of $6,250;

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  $1,500 for each board meeting they attend, either in person or by telephone;

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  $1,000 for each committee meeting they attend in person or $500 if they participate by telephone; and

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  quarterly retainer of $1,000 for service as a committee chair.

        Under our director deferred compensation plan, each director may choose to defer the cash compensation payable to him as a director until his service as a director ends or until a specified date. He can elect to defer his compensation in exchange for cash or a combination of cash and stock. If he selects stock for all or a portion of the compensation, the stock portion is deposited into stock accounts allocated to Genzyme General Stock, Genzyme Biosurgery Stock and/or Genzyme Molecular Oncology Stock. As of March 31, 2003, three of the seven eligible directors had accounts under the plan, and one director is currently participating under this plan.

        Directors also receive stock option grants for each year (or partial year) that they serve on our board. Grants are made when a director is elected, appointed or re-elected to the board. The terms of these grants include:

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  6,000 shares each of Genzyme General Stock, Genzyme Biosurgery Stock and Genzyme Molecular Oncology Stock for each year of a director's term of office;

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  an exercise price equal to the closing price of each series of stock on the date of grant;

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  6,000 shares of each series become exercisable on the date of each annual meeting following the date of grant; and

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  each grant has a term of ten years.

        Dr. Cooney provided consulting services to us from 1983 until October 2002. Dr. Cooney's agreement covered 15 days of consulting services during the year for an annual fee of $30,000, plus expenses. For each day he worked in excess of 15 days he was paid $2,000 per day or $250 per hour for partial days. For services provided under this agreement for 2002, we paid Dr. Cooney $17,500. Dr. Cooney's agreement was terminated in October 2002.

        Mr. Carpenter receives compensation in his capacity as chairman of the board and chief executive officer of Peptimmune, Inc. which, until the sale by Peptimmune of additional shares of its preferred stock on March 4, 2003, was a wholly-owned subsidiary of ours. As chairman, he is paid a quarterly retainer of $12,500 and has been granted stock options to purchase 125,000 shares of Peptimmune common stock. As chief executive officer of Peptimmune while it was our wholly-owned subsidiary, Mr. Carpenter was paid an annual salary of $60,000 and was granted stock options to purchase 75,000 shares of Peptimmune common stock. Peptimmune paid Mr. Carpenter a total of $46,333 in 2002. We currently own approximately 10% of Peptimmune common stock.

BOARD MEETINGS

        The board of directors held nine meetings during 2002, including an annual two-day strategic review, and each director attended at least 75% of all meetings of the board and all committees of the board on which he served. The board has standing audit and compensation committees, and a nominating and corporate governance committee.

        Audit Committee.    The audit committee held six meetings in 2002. Current members are Mr. Berthiaume (chairman), Dr. Anagnostopoulos and Senator Mack, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The committee evaluates and selects our independent auditors, reviews the audited financial statements and discusses the adequacy of our internal controls with management and the auditors. The committee also supervises the relationship between the company and its outside auditors, reviews the scope of both audit and non-audit services and related fees, and determines the independence of the outside auditors. The committee operates under a written charter adopted by the board and amended in November 2002. A copy of the amended charter is included as Appendix A, and a copy of our auditor independence policy is included as Appendix B, to this proxy statement.

Audit Committee Report

        In the course of our oversight of Genzyme's financial reporting process, we have (i) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2002, (ii) discussed with PricewaterhouseCoopers LLP, the company's independent auditors, the matters required to be discussed by Statement on Accounting Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by

Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

        Based on the foregoing review and discussions, we recommended to the board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Douglas A. Berthiaume, Chairman Constantine E. Anagnostopoulos Senator Connie Mack

        Nominating and Corporate Governance Committee.    In May 2002, the board of directors established a nominating committee and in December 2002, formed a corporate governance committee. These committees did not hold any meetings in 2002. Since the memberships for both committees is the same and their functions overlap to a considerable extent, in December 2002 we combined the two committees into a single Nominating and Corporate Governance Committee which, as of March 31, 2003 has met two times. Current members are Sen. Mack (chairman), Drs. Anagnostopoulos, Cooney, and Dzau and Mr. Berthiaume, each of whom is independent as defined by the National Association of Securities Dealers' listing standards The committee assists the board in identifying qualified individuals to become board members, in determining the composition of the board and its committees, in monitoring a process to assess the effectiveness of the board and its committees and in developing and implementing the company's corporate governance guidelines. The committee operates under a written charter adopted by the board that is included as Appendix C to this proxy statement.

        The committee will consider nominations of persons for election as directors made by any stockholder entitled to vote for the election of directors. To propose nominations for directors, a stockholder must comply with the procedures for submitting stockholder proposals explained in the "Stockholder Proposals" section on page 28 of this proxy statement.

        Compensation Committee.    The compensation committee held nine meetings in 2002. Current members are Drs. Cooney (chairman), Anagnostopoulos and Dzau and Mr. Berthiaume. Each member of the committee qualifies as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code and as a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934. The committee determines the compensation to be paid to all executive officers, including the chief executive officer, and administers our equity incentive plans. The committee is also responsible for making recommendations to the board for the compensation and benefits for non-employee directors. The committee operates under a written charter adopted by the board, which is included as Appendix D to this proxy statement.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

        Our executive compensation program is designed to attract, reward and motivate executive officers who contribute to our long-term success. We also seek to align executive compensation with the achievement of business objectives and individual and corporate performance. There are three elements to our executive compensation program:

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  base salary;

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  annual incentive bonuses; and

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  stock option grants.

        To determine executive compensation for 2002, we reviewed information from SEC filings, proxy statements, analyst reports for all series of our stock and for peer companies, and compensation surveys of the pharmaceutical and biopharmaceutical industries. Our objective is to ensure that base salary ranges for our executive positions are competitive with a selected group of major biopharmaceutical companies and size-adjusted pharmaceutical companies (with regressed annual revenues to $1.5 billion). We believe this is an appropriate group to measure cash compensation against because we look to this competitive marketplace for our executive positions.

        In October 2002, we invited all members of the board of directors to a special meeting focused exclusively on executive compensation. The purpose of the meeting was to educate board members on key issues in the business and political environments and the role these issues play in executive compensation today and in the future. We invited several compensation and academic thought leaders who reviewed what they considered to be the most critical issues, and who then engaged in a panel discussion with the members of the board. We also reviewed our own compensation philosophy for both equity and cash compensation, with an objective to ensure our compensation programs continue to be cost effective, competitive and appropriate.

        Base salary.    For 2002, Mr. Termeer recommended merit increases and base salary amounts for each officer other than himself based on his assessment of each officer's individual performance. We evaluated and approved Mr. Termeer's recommendations regarding each officer's base salary taking into account each officer's tenure and our subjective assessment of individual performance relative to the competitive market information. For 2002, we approved base salary increases ranging from 6% to 16%, with an average increase of 8%.

        Incentive bonuses.    A significant portion of officer compensation consists of annual incentive bonuses. The bonus targets are closely tied to performance measures, at both the corporate level and at individual areas of responsibility. We established a bonus target for each officer prior to the beginning of 2002 using the same data sources considered in setting base salaries. Mr. Termeer recommended the bonus targets for all officers other than himself and we evaluated and approved the targets.

        The bonus targets included both an individual performance component and a corporate performance component for all officers. There is also a divisional performance component payable at our discretion for those officers with operating responsibility for a specific business unit. The individual performance component was payable at the discretion of Mr. Termeer based on his evaluation of each officer's performance for the year. The corporate performance component was payable based on the extent to which Genzyme Corp. achieved the operating income goals approved by the board of directors in connection with setting the 2002 annual budget. For 2002, Genzyme Corp. did not achieve the operating income goals established in the 2002 budget. As a result, we did not award any corporate bonuses for 2002. Some business units did achieve their divisional performance targets for 2002. Total individual and divisional bonuses ranged from 38% to 110% of target.

        Stock options.    We have established guidelines to limit the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding. Annual option awards for Genzyme General Stock, Genzyme Biosurgery Stock and Genzyme Molecular Oncology Stock were made in May 2002 to qualified employees of the company, and including the executive officers. In determining the number of options granted to each officer, we looked at survey data with respect to comparable positions in other biopharmaceutical companies, market competitive conditions, the company's business position for the next several years and our stock option granting history. The following range of option grants were made to our officers, other than Mr. Termeer:

	Range of shares granted
Genzyme General Stock	36,900	–	192,600
Genzyme Biosurgery Stock	6,700	–	75,000
Genzyme Molecular Oncology Stock	2,900	–	50,000

        Mr. Termeer's compensation.    In determining Mr. Termeer's base salary for 2002, we considered compensation data from several executive officer compensation sources, including those used in setting the base salaries for the other officers. We also considered Mr. Termeer's length of service with the company, his overall job performance and our desire to continue to make a significant portion of his overall cash compensation dependent on performance based bonuses rather than base salary. We considered several corporate performance measures from 2001, including:

  •
  consolidated revenue growth of 35% in 2001 over 2000;

  •
  the successful integration of our GelTex and Biomatrix acquisitions into the organization;

  •
  solid establishment of Renagel® phosphate binder in the United States, with revenues tripling from $56 million in 2000 to $177 million in 2001;

  •
  marketing approval for Fabrazyme® enzyme in the European Union;

  •
  initiation of a manufacturing expansion strategy to support the growth of existing and future products, including establishing a manufacturing facility in Waterford, Ireland, expanding facilities in Haverhill, United Kingdom for the production of Renagel® phosphate binder and the acquisition of a 70,000 square foot cGMP protein manufacturing facility in Geel, Belgium;

  •
  three strategic acquisitions: Wyntek Diagnostics, Inc., Focal, Inc. and Novazyme Pharmaceuticals, Inc.; and

  •
  a collaboration between Genzyme Molecular Oncology and Kirin Brewery Co., Ltd. of Japan for the development of human monoclonal antibodies for therapies in the areas of antiangiogenesis and vascular targeted cancer drug delivery.

        We believe that a significant portion of Mr. Termeer's cash compensation should be tied to performance. Therefore, we set Mr. Termeer's 2002 combined bonus target at 100% of his base salary, with 60% of the bonus tied to corporate performance and 40% tied to individual performance. Because Genzyme did not achieve the operating income goals established in the 2002 budget, we did not award any of the corporate bonus component of Mr. Termeer's 2002 bonus. Based on our assessment of the individual objectives we established for him, Mr. Termeer received 67% of his individual bonus target. In reviewing Mr. Termeer's performance, we considered the following events and achievements in 2002:

  •
  consolidated revenues reached $1.3 billion, an increase of 9% from 2001;

  •
  Fabrazyme® rollout expansion in 2002 to include 26 countries;

  •
  completion of regulatory filings for Fabrazyme® and Aldurazyme® which resulted in favorable FDA panel reviews in January 2003;

  •
  continued progress in the Pompe disease program;

  •
  improved visibility of the manufacturing and distribution process for Renagel®;

  •
  Cerezyme® product growth of 9%, through continued global expansion;

  •
  20% revenue growth in the genetics business for the second consecutive year, which includes an expansion of cancer testing services in flow cytometry used in the diagnosis of a variety of blood-based and solid tumor cancers;

  •
  consolidation of diagnostic manufacturing facilities;

  •
  successful launch of Sepragel® Sinus and Seprapack™ in the U.S. in partnership with Gyrus ENT LLC;

  •
  advanced the development of cell therapy to treat heart disease by launching, in collaboration with Myosix, the first phase II clinical trial for autologous cell therapy for the heart; and

  •
  advancing clinical development of several cancer vaccines while reducing Molecular Oncology division operating losses by $6.2 million.

        In May 2002, we granted Mr. Termeer options to purchase 600,000 shares of Genzyme General Stock, 125,000 shares of Genzyme Biosurgery Stock and 125,000 shares of Genzyme Molecular Oncology Stock. The number of options granted to Mr. Termeer was derived from the same sources used for the other executive officers, plus an analysis of companies in other sectors with financial characteristics (such as revenues and market capitalization) similar to Genzyme for use in comparing CEO compensation levels.

        In May 2000, we granted Mr. Termeer a special long-term, performance-accelerated incentive award to purchase 400,000 shares of Genzyme General Stock designed to provide Mr. Termeer with enhanced retention value and wealth opportunity that would closely mirror shareholder gains. These options vested in seven years but provided for acceleration of exercisability if:

  •
  in each of two consecutive fiscal years the average annual total shareholder return for the Genzyme General Stock equals or exceeds the average annual total shareholder return for the 75th percentile of the Standard & Poors Biotechnology Index; and

  •
  the share price for the Genzyme General Stock has appreciated at a rate equal to or greater than a compounded annual rate of ten percent from the date of grant.

In February 2002, we determined that the conditions for acceleration of these options had been met as of December 31, 2001, so that these options became exercisable immediately.

        Tax law limits on executive compensation.    Section 162(m) of the Internal Revenue Code limits the tax deduction available to Genzyme for compensation paid to our chief executive officer and the other four most highly paid officers in excess of $1,000,000 in any fiscal year. Certain performance based compensation that has been approved by stockholders is not subject to the limit. Our stockholders have approved the 2001 Equity Incentive Plan, which is designed to maximize the deductibility of certain awards under that plan. We reserve the authority to award compensation that is not fully deductible under the statute if such an award is consistent with our compensation policies and, in our judgment, is in the best interests of the company and its stockholders.

By the Compensation Committee,
Charles L. Cooney, Chairman Constantine E. Anagnostopoulos Douglas A. Berthiaume Victor J. Dzau

Summary Compensation Table

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS Securities Underlying Options(#)
Name and Principal Position	Year	Salary($)(1)	Bonus($)	Genzyme General Stock	Genzyme Biosurgery Stock(2)	Genzyme Molecular Oncology Stock	All Other Compensation ($)(3)(4)
Henri A. Termeer Chief Executive Officer	2002 2001 2000	1,162,202 1,037,680 926,500	312,000 1,100,000 1,000,000	600,000 500,000 400,000	125,000 250,000 0	125,000 100,000 150,000	30,700 23,170 19,730
Earl M. Collier, Jr. Executive Vice President	2002 2001 2000	435,000 410,000 390,500	56,300 217,200 225,625	184,100 21,000 21,868	75,000 163,000 0	11,600 9,000 8,542	7,500 6,800 197,648
Alan E. Smith Senior Vice President, Research; Chief Scientific Officer	2002 2001 2000	400,000 371,000 353,100	70,000 250,000 196,700	93,600 44,000 34,604	16,300 25,325 0	14,800 14,000 11,586	7,500 6,800 4,040
G. Jan van Heek Executive Vice President	2002 2001 2000	472,877 441,459 407,992	71,300 312,600 265,000	192,600 56,000 42,728	26,700 18,157 0	11,600 9,000 8,345	155,178 146,667 207,747
Peter Wirth Executive Vice President; Chief Legal Officer	2002 2001 2000	565,000 527,000 492,200	83,100 309,000 275,500	185,300 62,000 48,216	29,700 23,520 0	40,000 28,000 21,525	7,500 6,800 4,490

(1)    For Mr. van Heek, salary includes a vacation allowance paid in The Netherlands of $32,887 in 2002, $31,179 in 2001 and $26,492 in 2000.

(2)    In connection with the formation of Genzyme Biosurgery in December 2000, each outstanding option to purchase shares of Genzyme Surgical Products Stock was converted at a rate of 0.6060 of a share of Genzyme Biosurgery Stock for each share of Genzyme Surgical Products Stock subject to the option, and each outstanding option to purchase shares of Genzyme Tissue Repair Stock was converted at a rate of 0.3352 of a share of Genzyme Biosurgery Stock for each share of Genzyme Tissue Repair Stock subject to the option. No options to purchase shares of Genzyme Biosurgery Stock, Genzyme Surgical Products Stock or Genzyme Tissue Repair Stock were granted in 2000 to the named executive officers.

(3)    Amounts consist of Genzyme contributions under our retirement savings plan, a 401(k) plan. For Mr. Termeer, the reported amounts also include the following insurance premiums we paid for life and disability insurance benefits:

2002	$16,370
2001	$16,370
2000	$16,370

For Mr. Collier, the reported amounts for 2000 include expenses relating to the sale and purchase of a home in connection with his relocation from Washington, D.C. to Massachusetts.

For Mr. van Heek, in 2002, the amounts consist of Genzyme contributions under our retirement savings plans in the U.S. ($7,500) and The Netherlands ($142,766) and for life insurance premiums paid in The Netherlands ($4,912); in 2001, the amounts consist of Genzyme contributions under our retirement savings plans in the U.S. ($6,800) and The Netherlands ($135,400) and for life insurance premiums paid in The Netherlands ($4,467); and in 2000, the amounts consist of Genzyme contributions under our retirement savings plans in the U.S. ($4,000) and The Netherlands ($96,130), life insurance premiums paid in The Netherlands ($4,426), and reimbursement for taxes imposed in The Netherlands upon vesting of options ($103,191).

(4)    Amounts payable to the executive officers upon a change in control of the company are discussed under the heading "Option Acceleration Upon Change in Control" on page 16.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal 2002
			Exercise or Base Price ($/Share) (1)
Name				Expiration Date
					5%($)(2)	10%($)(2)
Henri A. Termeer
Genzyme General Stock	600,000	8.71	32.52	05/30/12	12,270,992	31,097,103
Genzyme Biosurgery Stock	125,000	6.13	4.24	05/30/12	333,314	844,684
Genzyme Molecular Oncology Stock	125,000	15.89	2.33	05/30/12	183,166	464,177
Earl M. Collier, Jr.
Genzyme General Stock	184,100	2.67	32.52	05/30/12	3,765,149	9,541,628
Genzyme Biosurgery Stock	75,000	3.68	4.24	05/30/12	199,988	506,810
Genzyme Molecular Oncology Stock	11,600	1.47	2.33	05/30/12	16,998	43,076
Alan E. Smith
Genzyme General Stock	93,600	1.36	32.52	05/30/12	1,914,275	4,851,148
Genzyme Biosurgery Stock	16,300	0.80	4.24	05/30/12	43,464	110,147
Genzyme Molecular Oncology Stock	14,800	1.88	2.33	05/30/12	21,687	54,959
G. Jan van Heek
Genzyme General Stock	192,600	2.79	32.52	05/30/12	3,938,988	9,982,170
Genzyme Biosurgery Stock	26,700	1.31	4.24	05/30/12	71,196	180,424
Genzyme Molecular Oncology Stock	11,600	1.47	2.33	05/30/12	16,998	43,076
Peter Wirth
Genzyme General Stock	185,300	2.69	32.52	05/30/12	3,789,691	9,603,822
Genzyme Biosurgery Stock	29,700	1.46	4.24	05/30/12	79,195	200,697
Genzyme Molecular Oncology Stock	40,000	5.08	2.33	05/30/12	58,613	148,537
All Genzyme stockholders (3)
Genzyme General Stock	—	—	32.52	—	4,413,009,408	11,136,979,819
Genzyme Biosurgery Stock	—	—	4.24	—	108,361,085	273,540,716
Genzyme Molecular Oncology Stock	—	—	2.33	—	24,902,930	62,850,253

(1)    Options were granted under the 2001 Equity Incentive Plan, have ten year terms and were granted at 100% of fair market value on the date of grant. The options were exercisable 20% on the date of grant and an additional 20% of the shares will vest annually over the next four years on the anniversary of the date of grant.

(2)    The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation, if any, in the price of the securities. In order to realize the potential values in the 5% and 10% columns of this table, the trading price of the stocks would have to be approximately 63% and 159% above the respective exercise prices for each option, or:

	Option Grant Exercise Price	63% Price Increase	159% Price Increase
Genzyme General Stock	$32.52	$53.01	$84.23
Genzyme Biosurgery Stock	$4.24	$6.91	$10.98
Genzyme Molecular Oncology Stock	$2.33	$3.80	$6.04

(3)    The amounts shown for all our stockholders reflect the potential value if the Genzyme General Stock, Genzyme Biosurgery Stock or Genzyme Molecular Oncology Stock appreciate at the rates shown over the term of the options, if stockholders bought the shares in 2002 at the listed option exercise prices.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2002(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2002($) Exercisable/Unexercisable (1)
Henri A. Termeer
Genzyme General Stock	—	—	1,935,263/1,235,267	$17,243,200/$6,710,185
Genzyme Biosurgery Stock (2)	—	—	222,965/355,967	0/0
Genzyme Molecular Oncology Stock	—	—	211,466/334,633	0/0
Earl M. Collier, Jr.
Genzyme General Stock	—	—	189,896/230,036	$194,161/$34,834
Genzyme Biosurgery Stock (2)	—	—	193,828/164,623	0/0
Genzyme Molecular Oncology Stock	—	—	43,491/27,838	0/0
Alan E. Smith
Genzyme General Stock	—	—	392,816/270,642	$3,551,944/$2,279,710
Genzyme Biosurgery Stock (2)	—	—	43,860/35,754	0/0
Genzyme Molecular Oncology Stock	—	—	64,673/33,682	0/0
G. Jan van Heek
Genzyme General Stock	—	—	222,548/363,656	$373,593/$2,290,121
Genzyme Biosurgery Stock (2)	—	—	38,905/42,364	0/0
Genzyme Molecular Oncology Stock	—	—	41,737/27,360	0/0
Peter Wirth
Genzyme General Stock	—	—	347,595/332,119	$1,636,554/$847,769
Genzyme Biosurgery Stock (2)	—	—	47,265/48,494	0/0
Genzyme Molecular Oncology Stock	—	—	95,274/69,688	0/0

(1)    This number is calculated by subtracting the option exercise price from the closing price of the underlying common stock on December 31, 2002, then multiplying that number by the number of shares under the option. The closing prices on December 31, 2002 were:

  •
  Genzyme General Stock, $29.57;

  •
  Genzyme Biosurgery Stock, $2.55; and

  •
  Genzyme Molecular Oncology Stock, $1.75.

(2)    Includes options to purchase shares of Genzyme Biosurgery Stock resulting from the conversion of outstanding options to purchase shares of Genzyme Surgical Products Stock and Genzyme Tissue Repair Stock in connection with the creation of Genzyme Biosurgery in December 2000.

Option Acceleration Upon Change in Control

        All options to purchase shares of Genzyme General Stock, Genzyme Biosurgery Stock and Genzyme Molecular Oncology Stock that we have granted to our executive officers contain a provision for acceleration of exercisability of all unvested options in the event of a change in control of Genzyme.

Executive Employment Agreements

        Mr. Termeer has an employment agreement that renews automatically each January 1 for an additional one year period, unless written notice of non-renewal is given. The agreement provided for an initial base salary in 1990 of $300,000 and is subject to increases approved by the board or the compensation committee.

        Mr. Wirth has an employment agreement that renews automatically each January 1 for an additional one year period, unless written notice of non-renewal is given. The agreement provided for his employment in a half-time capacity for an initial base salary in 1996 of $225,000. When he became a full-time employee in October 1996, his base salary increased to $380,000 and is subject to increases approved by the board or the compensation committee.

        Both agreements provide for:

  •
  certain life and disability insurance benefits;

  •
  participation in the cash bonus plan;

  •
  participation in equity incentive plans;

  •
  a lump sum payment of two times annual salary and bonus and full vesting of all rights and options under stock or other equity incentive plans in the event that employment is terminated without cause;

  •
  a lump sum severance payment of three times annual salary and bonus if employment is terminated by us without cause or by him for good reason following a change in control;

  •
  following termination due to a change in control:

  —
  a cash payment equal to the additional retirement benefit that would have been earned under any retirement plan as if employment had continued for three years,

  —
  continuation of the life, accident and health insurance coverage for three years, unless comparable benefits are provided by a new employer, and

  —
  in certain circumstances, legal costs and relocation expenses associated with the termination; and

  •
  customary confidentiality, non-competition and ownership of inventions provisions.

Executive Severance Agreements

        We have severance agreements with all of our executive officers other than Messrs. Termeer and Wirth. These agreements renew automatically each December 31 for an additional one year period, unless written notice of non-renewal is given. Under these agreements, payments will be made under certain circumstances following a change in control, and provide for:

  •
  a lump sum severance payment of two times annual salary and bonus;

  •
  a cash payment equal to the additional benefit which would have been earned under our retirement and benefit plans if employment had continued for two years following the date of termination;

  •
  participation in life, disability, accident and health insurance plans for 24 months, unless comparable benefits are provided by a new employer; and

  •
  in certain circumstances, legal costs and relocation expenses associated with such termination.

STOCK PERFORMANCE GRAPHS

        These graphs compare the five year cumulative total stockholder returns for each of our series of common stock to that of the S&P 500 Composite Index and the Nasdaq Pharmaceutical Index.

Genzyme General Stock (1)

Genzyme Biosurgery Stock (2)

Genzyme Molecular Oncology Stock (3)

(1)    All amounts reflect a 2-for-1 split of Genzyme General Stock on June 1, 2001. Since December 31, 1997 we have made the following adjustments on shares of Genzyme General Stock:

  •
  November 16, 1998, 0.05403 of a share of Genzyme Molecular Oncology Stock for one share of Genzyme General Stock; and

  •
  June 28, 1999, 0.08951 of a share of Genzyme Surgical Products Stock for one share of Genzyme General Stock. Genzyme Surgical Products Stock converted into Genzyme Biosurgery Stock on December 18, 2000 at a rate of 0.606 for 1.

The cumulative returns are based on a $100 investment on January 1, 1998, with all dividends being reinvested.

(2)    Genzyme Biosurgery Stock was first publicly traded on December 19, 2000. The cumulative returns are calculated based on a $100 investment made on that date, with all dividends being reinvested.

(3)    Genzyme Molecular Oncology Stock was first publicly traded on November 16, 1998. The cumulative returns are calculated based on a $100 investment made on that date, with all dividends being reinvested.

EQUITY PLANS

        The following table gives information about our shares that may be issued under our 1997 Equity Incentive Plan, 2001 Equity Incentive Plan, 1998 Director Stock Option Plan, Directors' Deferred Compensation Plan and 1999 Employee Stock Purchase Plan, as of December 31, 2002:

Equity Compensation Plan Information

Genzyme General Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	14,621,080	(1)	$22.76	6,524,244	(2)
Equity compensation plans not approved by security holders	15,246,667		$35.43	2,265,359
Total	29,867,747		$29.23	8,789,603

(1)    Includes 1,079,553 options outstanding at a weighted average exercise price of $13.65 assumed in the acquisition of Geltex in December 2000, 68,998 options outstanding at a weighted average exercise price of $8.08 assumed in the acquisition of Novazyme in September 2001 and 5,023 shares in deferred compensation obligations that may be paid out in common stock.

(2)    Includes 284,021 shares that may be issued under our Employee Stock Purchase Plan plus reserves under our Directors' Deferred Compensation Plan.

Biosurgery Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,676,070	(1)	$14.65	1,420,253	(2)
Equity compensation plans not approved by security holders	4,479,084		$7.39	1,249,851
Total	8,155,154		$10.65	2,670,104

(1)    Includes 990,861 options outstanding at a weighted average exercise price of $17.63 assumed in the acquisition of Biomatrix in December 2000, 94,464 options outstanding at a weighted average exercise price of $25.09 assumed in the acquisition of Focal in July 2001 and 13,124 shares in deferred compensation obligations that may be paid out in common stock.

(2)    Includes 216,069 shares that may be issued under our Employee Stock Purchase Plan plus reserves under our Director's Deferred Compensation Plan.

Molecular Oncology Stock:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,114,490	(1)	$8.13	1,178,125	(2)
Equity compensation plans not approved by security holders	1,444,269		$7.74	468,173
Total	3,558,759		$7.97	1,646,298

(1)    Includes 7,720 shares in deferred compensation obligations that may be paid out in common stock.

(2)    Includes 95,624 shares that may be issued under our Employee Stock Purchase Plan plus reserves under our Director's Deferred Compensation Plan.

        The purpose of the 1997 Equity Incentive Plan is to attract and retain key employees and consultants, provide an incentive for them to achieve long-range performance goals, and enable them to participate in our long-term growth. All of our employees, except our officers and directors, are eligible to receive grants under this plan. The 1997 Equity Incentive Plan provides for the grant of nonstatutory stock options, stock equivalents, stock appreciation rights and restricted or unrestricted stock awards. No incentive stock options may be granted under the 1997 Equity Incentive Plan. The exercise price of option grants may not be less than the fair market value at the date of grant. Option grants have a maximum term of ten years and generally vest over four years. The compensation committee of our board determines the terms and conditions of each award, including who is eligible to receive awards, the form of payment of the exercise price, the number of shares granted and the exercisability date. The 1997 Equity Plan was approved by our board of directors in October 1997.

PROPOSALS TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN

General

        The purpose of our 1999 Employee Stock Purchase Plan is to provide our full-time employees who wish to become stockholders an opportunity to buy shares under the plan on favorable terms. The plan terminates on March 24, 2009. As of February 27, 2003, the following shares were authorized and available for issuance under the plan:

	Authorized	Available for Issuance
Genzyme General Stock	1,289,299	143,422
Genzyme Biosurgery Stock	970,600	115,114
Genzyme Molecular Oncology Stock	650,000	53,675

The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. As a result of our creation of Genzyme Biosurgery in December 2000, the shares authorized under the plan for Genzyme Surgical Products Stock and Genzyme Tissue Repair Stock were converted into shares of Genzyme Biosurgery Stock.

As of March 31, 2003, approximately 5,700 employees were eligible to participate in the plan. The closing prices of each of our series of common stock on March 31, 2003 as reported by Nasdaq were:

Genzyme General Stock	$36.45
Genzyme Biosurgery Stock	$1.18
Genzyme Molecular Oncology Stock	$1.46

Administration and Eligibility

        The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the federal tax code. Our board grants rights to purchase stock under the plan, and through an administrator, determines the frequency and duration of enrollments and the date(s) when stock may be purchased. General terms of participation include:

  •
  voluntary participation by employees, with the right to withdraw from the program at any time before stock is purchased;

  •
  automatic withdrawal on termination of employment;

  •
  purchase price per share is 85% of the lower of the stock's fair market value at the beginning of an enrollment period or on the exercise date;

  •
  payment is made through payroll deductions, lump sum cash payments, or both, if permitted by the board;

  •
  no employee may subscribe if he or she would then own 5% or more of the voting power or the value of all series of stock of the company;

  •
  an employee may not buy more than $25,000 worth of stock in any calendar year, based on the fair market value of the stock on the enrollment date; and

  •
  no employee may allocate more than 15% of his or her annual salary to the purchase of stock under the plan.

In addition to these terms, we have imposed the following additional restrictions which will help us to manage and control the dilutive effect of the plan to stockholder interests:

  •
  no employee may buy more than $8,333 worth of Genzyme Biosurgery Stock or Genzyme Molecular Oncology Stock in a calendar year, based on the fair market value of the stock on the enrollment date;

  •
  no employee may allocate more than 5% of his or her annual salary to the purchase of Genzyme Biosurgery Stock or Genzyme Molecular Oncology Stock in a calendar year;

  •
  for each of Genzyme General Stock, Genzyme Biosurgery Stock and Genzyme Molecular Oncology Stock, no more than 1% of the shares outstanding at the end of the previous year can be issued in the current calendar year.

Description of Amendments to the Purchase Plan

        On April 8, 2003, our board approved, subject to stockholder approval, an increase of 2,000,000 shares of Genzyme General Stock, and on February 27, 2003 our board approved, subject to stockholder approval, an increase of 500,000 shares of Genzyme Biosurgery Stock and 250,000 shares of Molecular Oncology Stock, that may be purchased under the plan in order to ensure that sufficient shares are available to be issued until the next annual meeting of stockholders. The table below shows the total number of shares proposed to be authorized and available for issuance under the plan:

	Genzyme General Stock	Genzyme Biosurgery Stock	Genzyme Molecular Oncology Stock
Total currently authorized	1,289,299	970,600	650,000
Proposed increase	2,000,000	500,000	250,000

Proposed total authorized	3,289,299	1,470,600	900,000
Total available for issuance	143,422	115,114	53,675
Proposed increase	2,000,000	500,000	250,000

Proposed total available for issuance	2,143,422	615,114	303,675

Federal Income Tax Consequences Relating to Purchase Plan

        A U.S. employee does not realize taxable income either when participation begins, the first day of an enrollment period, or at the time shares are purchased. A taxable event occurs when the shares are disposed of. The tax treatment depends on how long the shares are held before disposition.

        If an employee disposes of the shares both two years after the first day of an enrollment period and one year after the purchase date, he or she will recognize as ordinary income:

  •
  15% of the fair market value of the stock on the first day of the enrollment period or, if less,

  •
  the amount realized on the sale of the shares in excess of the purchase price.

Any additional gain will be treated as long-term capital gain or loss. We are not allowed a tax deduction for any income realized by an employee who has met the holding period requirements.

        If an employee disposes of the shares before meeting the one-year and two-year holding periods, known as a disqualifying disposition, he or she will recognize as ordinary income:

  •
  an amount equal to the fair market value of the shares on the date of purchase minus the purchase price or, if less,

  •
  the amount realized on the sale of the shares in excess of the purchase price.

We are allowed a tax deduction for the income from a disqualifying disposition that is included in an employee's compensation the year the shares are disposed of.

        Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for shares acquired under the plan begins on the purchase date.

STOCKHOLDER PROPOSAL THAT THE BOARD OF DIRECTORS ESTABLISH
A STOCK OPTION EXPENSING POLICY

        The following stockholder proposal implies that certain consequences may result from our current approach to accounting for stock options which are not, in the judgment of your Board of Directors, applicable to Genzyme. Your Board of Directors recommends that you vote against this proposal for the broader policy reasons set forth following the proposal.

        The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, which submitted documentation that it owns approximately 900 shares of our common stock, has notified us that it intends to present the following proposal at this year's annual meeting:

  "Resolved, that the shareholders of Genzyme Corporation ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company."

Statement of Support

        "Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report. (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

        "Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

        "A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. 'The failure to expense stock option grants has introduced a significant distortion in reported earnings,' stated Federal Reserve Board Chairman Alan Greenspan. 'Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth.' Globe and Mail, 'Expensing Options is a Bandwagon Worth Joining,' Aug. 16, 2002.

  "Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

  'There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

  For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings...

  Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.'s have told their shareholders that options are cost-free...

  When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statements, where in the world do they belong?'

        "Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington

Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support."

Statement of the Board of Directors

        We recognize the critical role that high-quality, transparent financial reports play in an effective and efficient capital market system. We also understand and share investors' need for a transparent and accurate picture of the true cost of executive and employee stock option programs. Stock option accounting should fairly present the economic effect of stock options on the company and its stockholders, and we believe that our current accounting and disclosure do that.

        We believe that the proposed accounting change would not make our financial statements more transparent; rather, we believe it would make them less meaningful and reliable. In addition, we believe that the adoption of expensing for stock options will not aid companies and stockholders in solving real problems with executive compensation. In fact, it may exacerbate these problems by creating disincentives for Genzyme and other companies to grant stock options broadly to employees. We believe that our current broad-based stock option program is a powerful employee incentive and retention tool that benefits all of our stockholders.

        The cost of an option is accurately and transparently reflected in our income statements.    We believe that our broad-based stock option program offers the opportunity for real economic value to be delivered to our employees. This economic value is a share of the company's ownership; it is not an expense like salaries. Issuing employee options does not affect a company's overall financial performance; we do not pay cash out or increase our economic liabilities to anyone. The economic consequence occurs when an employee stock option is exercised. This results in an increase in the total number of Genzyme shares outstanding, which divides the ownership of the company among a larger number of shares.

        Stockholders bear the economic cost of a stock option grant through the potential dilution of their ownership interest. There is no outflow of corporate assets (such as cash) that results from a stock option grant. In fact, there is an inflow of cash, because the employee must pay the option exercise price to the company when it is exercised. The value of stock to employees is value that is transferred from the existing stockholders to the employee, and this value transfer is already transparently reported to investors in our diluted earnings per share calculation and other quantitative and qualitative disclosures included in our financial reports.

        To create an expense in addition to the cost of dilution currently reflected in our financial statements would impair the transparency, comparability and usefulness of the company's financial reports and we believe would result in "double counting" the effect of the stock options.

        Current accounting standards ensure that investors receive the underlying information requested in the proposal.    Current accounting rules give companies the choice of accounting for stock options using one of two methods—the "intrinsic value" method, which generally does not result in an income statement expense, and the "fair value" method, which always results in such an expense. If a company uses the intrinsic value method, accounting rules also require disclosure of how the company's income statement would be affected by application of the "fair value" method. Genzyme, like most public companies and, to our knowledge, all major companies in the biotechnology industry, uses the "intrinsic value" method to account for stock options. Our disclosure detailing how our net income would be reduced if we included an amount for option "expense" is easily available to investors in Note A to our consolidated financial statements under the heading "Summary of Significant Accounting Policies—Accounting for Stock-Based Compensation."

        We believe that the "fair value" method advocated in the proposal would result in highly questionable and unreliable financial results. We do not bear a cash expense or accrue a cash liability when we issue an employee stock option. The "fair value" method requires that a company estimate a non-cash expense and make that estimate using a valuation method that has not been created for this purpose.

        It is widely acknowledged that existing option valuation techniques (e.g., Black-Scholes) were developed to value short-lived, freely traded options that have little in common with employee stock options. They are applied overwhelmingly to instruments with a life of only a few months—our employee stock options typically have a life of ten years and cannot be exercised until one to four years after granted. Employee stock options cannot at any time be sold, so there is no actual market price for them. They are also subject to forfeiture if an employee leaves the company.

        The valuation formulas are based on numerous subjective assumptions, a process that creates new opportunities for abuse and results in inherently inaccurate and unreliable calculations. To use the formulas, a company must make predictions about the future that are impossible to estimate beyond a few months. Application of the same formula could vary widely from quarter to quarter and company to company, and would impair investors' ability to compare financial statements.

        In addition to these widely acknowledged problems in valuations, the "fair value" method advocated in the proposal requires that the resulting non-cash expense be unchanged once calculated. Under the proposal, there would be no adjustment for options not exercised and no reconciliation with the actual economic value ultimately received by employees who exercise. We could be required to add billions of dollars of "expense" to our financial statements when not one dollar of actual economic value is realized by our employees. This is likely to occur at the same time that the company is generating billions of dollars in cash. Such distortions in the financial statements would increase over time.

        Accounting standards boards are addressing this issue. It is advisable to wait for their decisions.    We believe that it is in the best interest of stockholders to await consensus and/or direction from the Financial Accounting Standards Board ("FASB") prior to implementing any material change. The International Accounting Standards Board ("IASB") has circulated a proposal to require the expensing of stock options, and FASB has added a project on stock-based compensation to its agenda. After further review, FASB will determine whether or not to re-evaluate the provisions of stock option accounting for U.S. companies.

        Modifying our accounting practices before the deliberations of the standards-setting bodies have concluded, especially considering the high level of uncertainty and debate over this issue, could result in financial statements that are not comparable with those of other companies, including other major biotechnology companies. We strongly support the establishment of standards of reporting that protect the integrity and accuracy of financial reporting across all companies. We believe these standards should help our investors to understand the nature and impact of our stock option programs.

        Genzyme's stock option program is broad-based, disciplined and creates value for all stockholders.    Stock options are a key element of Genzyme's culture. We strive to continually develop a program that is competitive and retains the talented people who are crucial to our success. We believe that our broad-based stock option program serves the interests of all of our stockholders. We have established limits for granting options in each calendar year of a defined percentage of shares outstanding, with the objective of managing the potential dilutive impact of stock options while continuing to provide option grants to substantially all of our 5,700 employees.

        Summary.    When given a choice under accounting rules, we believe that it is always in the best interest of stockholders for Genzyme to follow the method that most accurately and transparently reflects the true economic condition of the company. In the summer of 2002, we reviewed the rules and issues pertaining to accounting for our stock option program, and concluded that for now, the intrinsic value method remains the preferable choice, both because it is currently the most widely used standard and because it provides complete information for evaluating Genzyme's financial situation with and without the inclusion of stock options as an expense.

Your board of directors recommends a vote AGAINST this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. van Heek.    In connection with tax payments due in the Netherlands in 1996 on stock options granted to Mr. van Heek while he was an employee of Genzyme BV, our wholly-owned subsidiary, we loaned Mr. van Heek 145,637 Dutch guilders. This loan accrued interest at a semi-annual compound interest rate of 5.65% for 11,182 Dutch guilders and 5.38% for 134,455 Dutch guilders. As of March 1, 2003 the balance outstanding under these loans was 210,738 Dutch guilders, or 95,629 Euros. These loans have been paid in full as of March 31, 2003. Mr. van Heek's wife, Christine van Heek, is President, Genzyme Therapeutics. Ms. van Heek received aggregate compensation of $381,800 during 2002.

        Dyax.    We have two license agreements with Dyax for Dyax's phage display technology for which we pay an annual license maintenance fee of $50,000. We will also make milestone payments and pay royalties on net sales of diagnostic and therapeutic products discovered, made or developed using the licensed technology.

        From September 1996 through April 2002, we subleased office and laboratory space in Cambridge, Massachusetts to Dyax. Rental payments under this sublease were $53,943 per month. Dyax paid approximately $215,773 in sublease fees to us during 2002.

        In October 1998, we entered into a collaboration with Dyax to develop and commercialize one of Dyax's proprietary compounds for the treatment of chronic inflammatory diseases. In May 2002, we restructured our collaboration agreement with Dyax for the development of the kallikrein inhibitor DX-88. As a result, our option to acquire a 50% interest in DX-88 for hereditary angioedema, or HAE, and other potential indications will be exercisable after the first phase 2 clinical trial of DX-88 for use in HAE has concluded and we have had an opportunity to review the data. The restructured agreement also provides Dyax with an option to acquire our interest in the potential application of DX-88 for the reduction of blood loss and other effects of systemic inflammatory responses in surgery. Dyax exercised this option on March 28, 2003, and will make the required payment of $1,000,000 in April 2003.

        Under the revised collaboration agreement, the line of credit we extended to Dyax was increased from $3.0 million to $7.0 million. In connection with the increase, Dyax issued a senior secured promissory note in the principal amount of $7.0 million to us under which it can request periodic advances of not less than $250,000 in principal, subject to certain conditions. Advances under this note bear interest at the prime rate plus 2%, which was 6.3% at September 30, 2002, and are due, together with any accrued but unpaid interest, in May 2005. Pursuant to the terms of the note, we are not obligated to make advances in excess of $1.5 million during any calendar quarter. As of December 31, 2002, Dyax had drawn $7.0 million under the note, which we have recorded as a note receivable-related party in our consolidated balance sheet and the combined balance sheet of Genzyme General.

        Mr. Blair is chairman and chief executive officer of Dyax and Mr. Blair and Dr. Anagnostopoulos are directors of Dyax. Dr. Cooney and Messrs. Termeer and Wirth hold stock options for a total of 23,349 shares of Dyax common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our securities with the SEC. Based on a review of the copies of reports furnished to us and written representations that no other reports were required, except as set forth below, we believe that during 2002 our executive officers and directors complied with all Section 16(a) filing requirements. Dr. Cooney reported on January 8, 2003 the gift of 800 shares of Genzyme General Stock to his sons on December 30, 2002. The report for this transaction was due January 2, 2003. Mr. Collier reported on February 11, 2003 the sale of 4,804 shares of Genzyme Biosurgery Stock by his wife. The report for the sale of these shares was due February 10, 2001. Sen. Mack reported on June 5, 2002 the acquisition of 1,000 shares of Genzyme General Stock by his wife's trust account, the report for which was due on May 10, 2002.

INDEPENDENT ACCOUNTANTS

        The firm of PricewaterhouseCoopers LLP, independent accountants, audited our financial statements for the years ending December 31, 2002, 2001 and 2000. Our board of directors has appointed them to serve as our auditors for the fiscal year ending December 31, 2003. Representatives of PricewaterhouseCoopers are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

        Effective June 1, 2002, our audit committee has instituted an "Outside Auditor Independence" policy, which permits the utilization of our independent auditors for audit, audit-related, and tax services only, subject to the audit committee's approval, and limits the audit-related and tax services to 120% of the anticipated total audit fees for each year. This policy prohibits the utilization of our independent auditors for services other than audit, audit-related and tax services, and requires quarterly reports to our audit committee. The policy lists specific services which the committee allows, as well as specific services which are prohibited, consistent with the SEC's release number 33-8183 ("Strengthening the Commission's Requirements Regarding Auditor Independence"), to be effective May 6, 2003.

        The following table presents fees for professional services rendered for the two most recent fiscal years. For 2002, the audit-related and tax fees did not exceed 120% of total audit fees. Certain 2001 fees were reclassified in conformity with our early adoption of SEC release number 33-8183.

	2002	2001
	(amounts in thousands)
Audit fees (1)	$2,169	$1,848
Audit-related fees (2)	395	514
Tax fees (3)	1,715	3,528
All other fees (4)	15	503

(1)    Audit fees include fees billed for 2001, and fees billed and expected to be billed for 2002 by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements, the review of our financial statements included in our Forms 10-Q, the statutory audits of our foreign subsidiaries and accounting consultations necessary for the rendering of an opinion on our financial statements.

(2)    Audit-related services include services in connection with the SEC registration statements, due diligence and other acquisition-related services, and statutorily required audits of the financial statements of various benefit plans.

(3)    Tax services include tax return preparation, acquisition-related tax structuring, worldwide tax planning, state tax planning and other tax consultation.

(4)    Other fees for 2001 consist mainly of consulting services in connection with our accounting and reporting processes and procedures, prior to the June 1, 2002 adoption of our policy.

STOCKHOLDER PROPOSALS

        To be included in our 2004 annual proxy statement to bring business before the annual meeting, a shareholder proposal must be received by us in writing no later than December 24, 2003. Otherwise, in order to bring business before the annual meeting, a shareholder proposal must be received by us in writing by February 29, 2004. Our by-laws permit you to bring business before or propose director nominations to be considered at an annual meeting. The notice must contain specified information about you and the proposed business or nomination. If any stockholder proposal is submitted after February 29, 2004, our board will be allowed to use its discretionary voting authority when the proposal is raised at the annual meeting without any discussion of the matter in the proxy statement. If you are interested in the procedures required to submit a proposal, please contact Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Clerk, telephone: (617) 252-7500.

        We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its Internet web site at http://www.sec.gov or at its Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. The documents are also available from us without charge by requesting them in writing or by telephone from Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139, Attention: Shareholder Relations, telephone: (617) 252-7526.

        Genzyme®, Cerezyme®, Fabrazyme®, Renagel® and Sepragel® Sinus are registered trademarks and Seprapack™[_[SUPER," "]_] is a trademark of Genzyme Corporation. Aldurazyme® is a registered trademark of Biomarin/Genzyme LLC. The NASDAQ Stock Market® is a registered trademark of The Nasdaq Stock Market, Inc. All rights are reserved.

Appendix A

GENZYME CORPORATION
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.    PURPOSE

The Audit Committee shall provide assistance to the full Board of Directors of the Corporation in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to the accounting and reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. The Audit Committee's primary duties and responsibilities are to:

  •
  Oversee that management has maintained the reliability and integrity of the accounting policies, independent audit process and financial reporting and disclosure practices of the Corporation;
  •
  Oversee that management has established and maintained processes to assure that an adequate system of internal controls is functioning within the Corporation; and
  •
  Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section V of this Charter.

II.    DEFINED TERMS

"Affiliate" shall mean a subsidiary, sibling corporation, predecessor, parent corporation or former parent corporation.

"Board" shall mean the Board of Directors of the Corporation.

"Corporation" shall mean Genzyme Corporation and its consolidated subsidiaries, including the Genzyme General division, Genzyme Molecular Oncology division and Genzyme Biosurgery division.

"Financially Expert" shall mean a person who has prior employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the development of financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

"Financially Literate" shall mean the ability to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.

"Independent Auditors" shall mean a public accountant which (a) satisfies the requirements set forth by Rule 101 of the American Institute of Certified Public Accountants ("AICPA") Professional Standards, (b) satisfies the requirements of the Independence Standards Board ("ISB"), and (c) is a "registered public accounting firm" as that term is defined by the Sarbanes-Oxley Act of 2002.

"Independent Director" may not, other than in his or her capacity as a member of the audit committee, the Board, or any other Board committee:

  a)
  accept any consulting, advisory or other compensatory fee from the Corporation; or
  b)
  be an affiliated person (as define by applicable law or regulation) of the Corporation.

III.  COMPOSITION

The Audit Committee shall be comprised of three or more directors of the Corporation, each of whom shall be (i) Independent Directors, (ii) free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee, and (iii) Financially Literate or must become Financially Literate within a reasonable period of time after his or her appointment to the Audit Committee. Further, at least one member of the Audit Committee shall be Financially Expert.

Each member of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board, and shall serve for a term of one year or until he or she dies, resigns or a successor shall be duly elected and qualified. The eligibility of a director to serve as a member of the Audit Committee, including a determination of financial sophistication and independence, shall be determined by the Board in its reasonable discretion. Unless a Chairperson is elected by the Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

IV.  MEETINGS

The Audit Committee shall meet as frequently as circumstances warrant, but at least four times annually (which meetings may include the quarterly meetings described below). To foster open communication between the Board and management, the Audit Committee should meet separately at least once annually with management and at least once annually with the Corporation's Independent Auditors to discuss matters that the Audit Committee or each of these groups believes should be discussed privately. The Audit Committee or its Chairperson, or the Chairperson's designee, must meet with the Corporation's Independent Auditors and management quarterly to review the Corporation's financial statements and internal controls consistent with Section V.2 of this Charter. Members of the Audit Committee may participate at meetings of the Audit Committee by video conference, tele-conference or other electronic means.

V.    RESPONSIBILITIES, DUTIES AND AUTHORITY

To achieve its purpose the Audit Committee shall:

Reports and Review

1.
Review annually the adequacy of this Charter. The Audit Committee shall recommend to the Board, as conditions warrant, that the Board amend or supplement this Charter.
2.
Review with the Corporation's management and the Independent Auditors the interim financial statements of the Corporation prior to their filing or prior to the release of earnings, including a discussion with the Independent Auditors of the matters to be discussed under Statement of Auditing Standards ("SAS") No. 61, as amended, which include:
a)
the Independent Auditors' responsibility under AICPA "Generally Accepted Auditing Standards";
b)
the Corporation's significant accounting policies;
c)
management judgments and accounting estimates;
d)
significant audit adjustments and passed adjustments;
e)
other information in documents containing audited financial statements;
f)
disagreements with management;
g)
consultation with other accountants;
h)
major issues discussed with management prior to retention; and
i)
difficulties encountered in performing the audit.

  The Chairperson of the Audit Committee, or the Chairperson's designee, may represent the entire Audit Committee for purposes of this review.

3.
Review with the Corporation's management and the Independent Auditors the Corporation's annual financial statements, including a discussion with the Independent Auditors of the matters required to be discussed under SAS No. 61.
4.
Review with the Independent Auditors at the completion of the annual examination the Independent Auditors' judgments about the quality, not just the acceptability, of the Corporation's accounting principles as applied in its financial reporting. The review should include such issues as:
a)
consistency of application of the Corporation's accounting policies and the clarity, consistency and completeness of the Corporation's accounting information contained in its financial statements and related disclosures; and
b)
certain items that have a significant impact on the representational faithfulness, verifiability, neutrality and consistency of the accounting information included in the Corporation's financial statements.
5.
Include in the Corporation's annual proxy statement a report of the Audit Committee (the "Annual Report") that states whether the Audit Committee has:
a)
reviewed and discussed the audited financial statements with the Corporation's management;
b)
discussed with the Corporation's Independent Auditors the matters required to be discussed under SAS No. 61, as may be modified or supplemented;
c)
received the written disclosures and letter from the Independent Auditors regarding the Independent Auditors' independence as required by the ISB No. 1; and
d)
discussed with the Independent Auditors the Independent Auditors' independence.
6.
Include in the Annual Report, a statement, based on the review and discussions required under sections V.2, V.4 and V.12 of this Charter, that the Audit Committee recommended to the full Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
7.
Disclose in the Corporation's proxy statement whether the Audit Committee has adopted a written charter, and include a copy of the charter as an appendix to the Corporation's proxy statement at least once every three years.
8.
Disclose in the proxy statement whether the Audit Committee members are Independent Directors and disclose the nature of the relationship that makes any Audit Committee member not an Independent Director and the reasons for the Board's determination to include the non-Independent Director as a member of the Audit Committee.

Independent Auditors

9.
The Audit Committee, in its capacity as a committee of the Board of Directors, shall be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditors and the auditors shall report directly to the Audit Committee.
10.
Pre-approve the engagement of the Corporation's Independent Auditors for all audit and audit-related services in accordance with the Corporation's Auditor Independence Policy.
11.
On an annual basis, the Audit Committee should review and discuss with the Corporation's Independent Auditors all significant relationships the Independent Auditors have with the Corporation to determine the Independent Auditors' independence.

12.
Oversee the independence of the Corporation's Independent Auditors by:
a)
receiving from the Corporation's Independent Auditors on a periodic basis a formal written statement delineating all relationships between the Corporation's Independent Auditors and the Corporation consistent with ISB No. 1; and
b)
on a periodic basis reviewing and actively discussing with the Board and the Corporation's Independent Auditors any disclosed relationships or services between the Independent Auditors and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the Independent Auditors.

Financial Reporting Process

13.
Prior to the filing of the Corporation's Annual Report on Form 10-K and each Quarterly Report on Form 10-Q, discuss with management and the Independent Auditors the quality and adequacy of the Corporation's internal controls, including any significant deficiencies in the design or operation of those controls which could adversely affect the Corporation's ability to record, process, summarize and report financial data.
14.
Prior to the filing of the Corporation's Annual Report on Form 10-K and each Quarterly Report on Form 10-Q, discuss with management and the Independent Auditors any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's internal controls.
15.
Consider and approve, if appropriate, significant changes to the Corporation's accounting principles and practices proposed by management. Discuss with the Corporation's Independent Auditors any significant changes in auditing standards or their scope.
16.
Establish regular systems of reporting to the Audit Committee by the Corporation's management and the Corporation's Independent Auditors regarding significant judgments made in management's preparation of the Corporation's financial statements and significant difficulties encountered during the course of the review or audit, including restrictions on the scope of work or access to required information.
17.
Review significant disagreements among the Corporation's management and the Corporation's Independent Auditors in connection with the preparation of the Corporation's financial statements.

Complaints

18.
Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and periodically review such procedures for adequacy.
19.
Establish procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting for audit matters and periodically review such procedures for adequacy.

Legal Compliance/General

20.
Review with the Corporation's legal advisors legal matters that could have a significant impact on the Corporation's financial statements.
21.
Report material information through its Chairperson to the Board following meetings of the Audit Committee.
22.
Maintain minutes or other records of meetings and activities of the Audit Committee.
23.
Engage independent counsel and other advisors, as the Audit Committee determines necessary to carry out its duties.

Appendix B

OUTSIDE AUDITOR INDEPENDENCE POLICY

I.    Overview

  The Audit Committee is responsible for supervising the relationship between the Company and its outside auditors, including recommending their appointment or removal, reviewing the scope of their services (both audits and non-audit) and related fees and determining whether the outside auditors are independent.

II.    Maintaining Auditor Independence

  The Committee recognizes the critical importance to the Company, its shareholders and the financial markets at large of ensuring the independence, quality and integrity of the Company's outside auditors. In evaluating auditor independence, the Committee shares the view expressed by the Securities and Exchange Commission that an auditor's independence is impaired either when the auditor is not independent "in fact" or when, in light of all the relevant facts and circumstances, a reasonable investor would conclude that the auditor would not be capable of acting without bias.

III.  Auditor Services

  It is the policy of the Company, effective June 1, 2002, to retain the Company's independent auditors to provide only audit and audit-related services described below. It is also the policy of the Company to retain only a "registered public accounting firm" (as that term is defined in the Sarbanes-Oxley Act of 2002) to provide such services.

  1.
  Audit Services.    The independent auditor's primary function is to audit the Company's consolidated financial statements in accordance with generally accepted auditing standards and to provide an objective, independent opinion on the fairness of the Company's reported operating results and financial position. This function encompasses the provision of certain services that support the performance of a high-quality audit, including quarterly reviews, statutory audits of international entities, and consultation regarding accounting issues and policies; and other statutorily required services such as the preparation and delivery of registration statement opinions, comfort letters, attests and consents, and assistance with and review of documents filed with the Securities and Exchange Commission.
  2.
  Audit-Related Services.    The Audit Committee believes that the following services are integrally related to the provision of high-quality audit services and, when provided in accordance with the provisions of this policy statement, do not impair the auditor's independence:
  a)
  Domestic and international tax compliance services including preparation of original and amended tax returns, transfer pricing compliance, assistance with tax audits and appeals, and claims for refund and tax payment-planning services; and tax consultations and advice in the ordinary course of business to the extent billings for such consultations do not exceed $200,000 in the aggregate per year;
  b)
  Audit and tax consultation and due diligence services in connection with acquisitions and dispositions;
  c)
  Domestic and international tax planning related to employee benefit plans and requests for rulings or technical advice from taxing authorities;
  d)
  Assurance services, such as agreed upon procedures, audits of employee benefit plans required by ERISA or other regulations, audits of entities requiring stand-alone financial statements, risk management assessments, royalty audits, and internal control reviews; and

B-1

    e)
    Attest services that are not required by statute or regulation.

IV.  Audit Committee Approval and Reporting Requirements

  Engagements for all audit and audit-related services must be discussed with and approved by the Audit Committee as follows:

  1.
  Pre-Approval

    Until determined otherwise by the Audit Committee, all Audit and Audit-Related services described in Section III above shall be considered pre-approved by the Audit Committee on a recurring basis.

  2.
  Specific Approval

    For all other services not described in Section III, management is required to obtain approval from the Audit Committee or Chairman of the Audit Committee, who will act as the designated representative with approval authority.

  3.
  Limitations

    It is the Company's intention that fees paid to its independent auditor for audit-related services will not exceed 120% of the anticipated aggregate audit fees for each year, without prior approval of the Audit Committee.

  4.
  Reporting

    Management shall provide the Audit Committee with quarterly reports of audit and audit-related fees incurred during the current fiscal year (with comparisons to the prior year), together with forecasts of additional services anticipated during the remainder of the year.

V.    Prohibited Services

  It is the policy of the Company, effective June 1, 2002 (and subject to projects in process under contract at that time), not to retain its independent auditors to provide any services other than the audit and audit-related services described above. Such prohibited services include, without limitation:

  •
  Bookkeeping or other services related to the Company's accounting records or financial statements;
  •
  Financial information systems design and implementation;
  •
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
  •
  Actuarial services;
  •
  Internal audit services;
  •
  Management functions;
  •
  Human Resources services;
  •
  Broker-dealer, investment advisor or investment banking services;
  •
  Legal services; and
  •
  Other expert services not covered under "Audit-related services" above.

VI.  Proxy Disclosure

  The Company shall at all times comply with applicable proxy disclosure rules with respect to the work of the Audit Committee and the Company's relations with its independent auditors.

VII. Audit Committee Charter

  See Appendix A.

B-2

Appendix C

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
OF THE
BOARD OF DIRECTORS
OF
GENZYME CORPORATION

I.    Organization and Membership.

The Nominating and Corporate Governance Committee (the "Governance Committee") of Genzyme Corporation (the "Company") shall consist of not less than three members. Members of the Governance Committee shall be appointed, and may be removed with or without cause, by the Board of Directors of the Company (the "Board"). All members of the Governance Committee shall be independent directors who satisfy the independence requirements of the Nasdaq Stock Market and applicable Securities and Exchange Commission rules and regulations.

II.    Purpose.

The purpose of the Governance Committee shall be to assist the Board by identifying and nominating qualified individuals to become Board members, nominating candidates for appointment to Board committees, monitoring a process to assess the effectiveness of the Board and its committees and developing and implementing the Company's corporate governance guidelines.

III.  Duties and Responsibilities.

The responsibilities of the Governance Committee shall include the following:

  A.
  Make recommendations to the Board with respect to the size and composition of the Company's Board, identify individuals qualified to become Board members, receive nominations for qualified individuals, including any nominations put forward by the Chief Executive Officer, and nominate individuals for election at the next annual meeting of shareholders;

  B.
  Review the functions, duties and composition of the various standing committees of the Board and make recommendations to the Board with respect thereto; annually nominate for appointment by the Board qualified individuals to serve as members of the various standing Board committees, including the Audit, Compensation and Governance Committees, and nominate additional committee members to fill vacancies as needed;

  C.
  Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company. Such guidelines shall address the following subjects: (i) director qualification standards, including retirement policies, (ii) the structure, agenda and frequency of Board meetings, (iii) director responsibilities, (iv) director access to management and, as necessary and appropriate, independent advisors, (v) director compensation, (vi) CEO succession and (vii) annual performance evaluation of the Board and its committees. The Governance Committee shall review these corporate governance guidelines at least annually and recommend changes as necessary;

  D.
  In concert with the Board, review Company policies with respect to significant issues of corporate public responsibility, including contributions;

  E.
  Consider and report to the Board on any questions of possible conflicts of interest involving Board members or members of senior management of the Company;

C-1

  F.
  Provide for new director orientation and continuing education for existing directors on a periodic basis; and

  G.
  Oversee the maintenance and presentation to the Board of management's plans for succession to the Chief Executive Officer position in the Company.

        The Governance Committee shall report its actions and recommendations to the Board after each Governance Committee meeting.

        The Governance Committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

IV.  Powers.

In order to fulfill its duties and responsibilities, the Governance Committee shall have the following powers:

  A.
  To retain, compensate with Company funds, and terminate any search firm to assist in the identification of director candidates;

  B.
  To retain, compensate with Company funds, and terminate any outside legal, accounting or other advisors as the Governance Committee may deem appropriate in its sole discretion to discharge its duties; and

  C.
  To delegate any of its responsibilities to subcommittees of the Governance Committee as it may deem appropriate in its sole discretion.

V.    Procedures.

In carrying out its duties and responsibilities and exercising its powers, the Governance Committee shall observe the following procedures:

  A.
  A majority of the members of the Governance Committee shall constitute a quorum for meeting purposes;

  B.
  Once a quorum is established, action may be taken by the Governance Committee upon the affirmative vote of a majority of the members present;

  C.
  The Chairman of the Governance Committee may call a meeting of the Governance Committee upon due notice to each other member at least forty-eight hours prior to the meeting (provided that participation in any meeting shall be deemed a waiver of any deficiency in such notice); and

  D.
  Action may be taken by the Governance Committee without a meeting if all of the members of the Governance Committee indicate their approval thereof in writing.

Adopted February 27, 2003

C-2

Appendix D

CHARTER OF THE COMPENSATION COMMITTEE
OF THE
BOARD OF DIRECTORS
OF
GENZYME CORPORATION (THE "COMPANY")

Organization

        There shall be a committee of the Board of Directors (the "Board") to be known as the compensation committee (the "Committee"). The Committee shall be composed of at least three directors, each of who shall satisfy the independence requirements of the Nasdaq Stock Market and who shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. In addition, each member of the Committee shall qualify as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code and shall be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

        In order to fulfill its role, the Committee shall be organized and governed in the following manner:

  •
  Committee members will be appointed and removed by the Board on the recommendation of the Nominating and Corporate Governance Committee;

  •
  A majority of the members of the Committee shall constitute a quorum for meeting purposes;

  •
  Action may be taken by the Committee upon the affirmative vote of a majority of the quorum;

  •
  Any member of the Committee may call a meeting of the Committee upon due notice to each other member at least forty-eight hours prior to the meeting (provided that participation in any meeting shall be deemed to constitute waiver of any deficiency in such notice); and

  •
  Action may be taken by the Committee without a meeting if all of the members of the Committee indicate their approval thereof in writing.

Statement of Purpose

        The Committee shall discharge the Board's responsibilities relating to (1) the total remuneration of the Company's senior executives, and (2) the Company's benefit and equity plans.

Duties and Responsibilities

        The responsibilities of the Committee include the following:

  •
  Review and approve the CEO's and other senior executives' compensation;

  •
  Evaluate competitive compensation levels for the CEO and other senior executives;

  •
  Make recommendations to the Board regarding compensation, if any, of members of the Board and Board committees;

  •
  Review and approve the financial performance targets, if any, to be used in determining divisional and corporate performance for bonus payment purposes;

  •
  Review and approve the adoption of new senior executive incentive compensation plans and equity-based plans, and administer the Company's existing incentive compensation plans and equity-based plans, including reviewing and approving stock option grants;

D-1

  •
  Review and approve the adoption of new health and welfare programs, retirement or supplemental retirement programs, and administer the Company's existing health and welfare programs, retirement or supplemental retirement program;

  •
  Review and approve the Company's policies concerning perquisites provided to the Company's executives, including benefits provided upon retirement or other termination of employment;

  •
  Review and assess the adequacy of this charter and submit any changes to the Board for approval;

  •
  Prepare an annual report on executive compensation for inclusion in the Company's annual proxy statement; and

  •
  Review such other matters as the Board or the Committee shall deem appropriate.

        In carrying out these responsibilities, the Committee recognizes its obligation to balance (1) the Company's interest in conserving cash and minimizing shareholder dilution, and (2) the Company's interest in using compensation to attract, retain and motivate Company management and employees. In reconciling these competing concerns, the Committee should act in the long-term best interests of the Company and its shareholders.

Powers of the Compensation Committee

        In order to fulfill its role, the Committee shall have the following powers:

  •
  to delegate to subcommittees of the Committee or to the Company's management any of the responsibilities of the full Committee;

  •
  to delegate to an individual employee of the Company the responsibility of the Committee to approve stock option grants; provided that such grants are made pursuant to a matrix or other set of guidelines previously approved by the Committee; and provided, further that such authority shall not extend to grants made to members of the Board or to "officers" of the Company within the meaning of the corporate governance rules of the Nasdaq Stock Market; and

  •
  to retain, compensate with Company funds, and terminate outside consultants to assist in the assessment of the compensation of the Board of Directors, the CEO or other senior management.

Adopted March 26, 2003

D-2

ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
Thursday, May 29, 2003

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
GENZYME GENERAL DIVISION COMMON STOCK

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga, Peter Wirth and Thomas J. DesRosier, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme General Division common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 2003, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme General stock will be voted for the election of directors, for proposals 2 through 4 and against proposal 5. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

PLEASE SIGN AND MAIL YOUR PROXY TODAY.

☒
Please mark your votes as in this example.

1.
Proposal to elect three directors.

Nominees:	Henri A. Termeer	☐	FOR	☐	WITHHELD
	Victor J. Dzau	☐	FOR	☐	WITHHELD
	Senator Connie Mack	☐	FOR	☐	WITHHELD
		FOR	AGAINST	ABSTAIN
2.	Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme General Division common stock by 2,000,000 shares.	☐	☐	☐
3.	Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Biosurgery Division common stock by 500,000 shares.	☐	☐	☐
4.	Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock by 250,000 shares.	☐	☐	☐
5.	A Stockholder Proposal that the Board of Directors establish a stock option expensing policy.	☐	☐	☐
Signature:	Date:	Signature:		Date:
(if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
Thursday, May 29, 2003

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
GENZYME MOLECULAR ONCOLOGY DIVISION COMMON STOCK

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga, Peter Wirth and Thomas J. DesRosier, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme Molecular Oncology Division common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 2003, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme Molecular Oncology stock will be voted for the election of directors, for proposals 2 through 4 and against proposal 5. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

PLEASE SIGN AND MAIL YOUR PROXY TODAY.

☒
Please mark your votes as in this example.

1.
Proposal to elect three directors.

Nominees:	Henri A. Termeer	☐	FOR	☐	WITHHELD
	Victor J. Dzau	☐	FOR	☐	WITHHELD
	Senator Connie Mack	☐	FOR	☐	WITHHELD
		FOR	AGAINST	ABSTAIN
2.	Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme General Division common stock by 2,000,000 shares.	☐	☐	☐
3.	Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Biosurgery Division common stock by 500,000 shares.	☐	☐	☐
4.	Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock by 250,000 shares.	☐	☐	☐
5.	A Stockholder Proposal that the Board of Directors establish a stock option expensing policy.	☐	☐	☐
Signature:	Date:	Signature:		Date:
(if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
Thursday, May 29, 2003

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
GENZYME BIOSURGERY DIVISION COMMON STOCK

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga, Peter Wirth and Thomas J. DesRosier, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme Biosurgery Division common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 29, 2003, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme Biosurgery stock will be voted for the election of directors, for proposals 2 through 4 and against proposal 5. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

PLEASE SIGN AND MAIL YOUR PROXY TODAY.

☒
Please mark your votes as in this example.

1.
Proposal to elect three directors.

Nominees:	Henri A. Termeer	☐	FOR	☐	WITHHELD
	Victor J. Dzau	☐	FOR	☐	WITHHELD
	Senator Connie Mack	☐	FOR	☐	WITHHELD
		FOR	AGAINST	ABSTAIN
2.	Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme General Division common stock by 2,000,000 shares.	☐	☐	☐
3.	Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Biosurgery Division common stock by 500,000 shares.	☐	☐	☐
4.	Proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of Genzyme Molecular Oncology Division common stock by 250,000 shares.	☐	☐	☐
5.	A Stockholder Proposal that the Board of Directors establish a stock option expensing policy.	☐	☐	☐
Signature:	Date:	Signature:		Date:
(if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

Notice of Annual Meeting of Stockholders of Genzyme Corporation
TABLE OF CONTENTS
GENERAL INFORMATION ABOUT VOTING
STOCK OWNERSHIP
ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
DIRECTOR COMPENSATION
BOARD MEETINGS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
EQUITY PLANS
PROPOSALS TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN
STOCKHOLDER PROPOSAL THAT THE BOARD OF DIRECTORS ESTABLISH A STOCK OPTION EXPENSING POLICY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT ACCOUNTANTS
STOCKHOLDER PROPOSALS
CHARTER
OUTSIDE AUDITOR INDEPENDENCE POLICY
CHARTER OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF GENZYME CORPORATION (THE "COMPANY")